Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NeuroBo Pharmaceuticals, Inc.

Boston, MA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-252412, No. 333-220315 and 333-217296) and Form S-8 (No, 333-237535, No. 333-232667, 333-225435, 333-222675, 333-213946 and 333-213014) of NeuroBo Pharmaceuticals, Inc. (the “Company”) of our report dated April 15, 2021, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Boston, Massachusetts

April 15, 2021